Exhibit 99

GAMING REGULATIONS

Nevada

The manufacture, sale, and distribution of gaming devices in Nevada or for use outside Nevada are subject to extensive state and local laws, regulations, and ordinances of the Nevada Gaming Commission, the State Gaming Control Board, and various county and municipal regulatory authorities (collectively referred to as the Nevada gaming authorities). These laws, regulations, and ordinances primarily cover the responsibility, financial stability, and character of gaming equipment manufacturers, distributors, and operators, as well as persons financially interested or involved in gaming operations.

The manufacture, distribution and operation of gaming devices require separate licenses. The laws, regulations and supervisory procedures of the Nevada gaming authorities seek to:

(i)	prevent unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity

(ii)	establish and maintain responsible accounting practices and procedures

(iii)
maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada gaming authorities

(iv)	prevent cheating and fraudulent practices, and

(v)	provide a source of state and local revenues through taxation and licensing fees.

Changes in these laws, regulations, procedures, and judicial or regulatory interpretations could have an adverse effect on our gaming operations.

Our subsidiaries conducting the manufacture, sale, and distribution of gaming devices in Nevada or for use outside Nevada, as well as the operation of slot machine routes and other gaming activities in Nevada, are each required to be licensed by the Nevada gaming authorities. Our licenses must be renewed periodically and the Nevada gaming authorities have broad discretion regarding such renewals. Licenses are not transferable. Each type of machine we sell in Nevada must first be approved by the Commission and may require subsequent machine modification. Our gaming subsidiaries licensed in Nevada must also report substantially all loans, leases, and sales of securities and similar financing transactions of a material nature to the GCB and/or have them approved by the Commission. We believe we have obtained all required licenses and/or approvals necessary to carry on our business in Nevada.

The Company is registered with the Commission as a publicly traded corporation and is required periodically to submit detailed financial and operating reports to the Commission and to furnish any other information that the Commission may require. No person may become a stockholder of or receive any percentage of profits from our licensed gaming subsidiaries without first obtaining licenses and approvals from the Nevada gaming authorities.

Our officers, directors, and key employees who are actively engaged in the administration or supervision of gaming and/or directly involved in gaming activities of our licensed gaming subsidiaries may be required to file applications with the Nevada gaming authorities and may be required to be licensed or found suitable by them. Officers, directors, and certain key employees of our licensed gaming subsidiaries must file applications with the Nevada gaming authorities and may be required by them to be licensed or found suitable.

In addition, anyone having a material relationship or involvement with us or any of our licensed gaming subsidiaries may be required to be found suitable or licensed and to pay to the GCB all of its investigation costs and fees. The Commission may deny an application for licensure or finding of suitability for any cause deemed reasonable. A finding of suitability is comparable to licensing and both require submission of detailed personal and financial information followed by a thorough background investigation. We must report changes in licensed positions to the Commission. The Commission may disapprove any change in position by one of our officers, directors, or key employees, or require us to suspend or dismiss officers, directors, or other key employees and sever relationships with other persons who refuse to file appropriate applications, or whom the Nevada gaming authorities find unsuitable to act in such capacities. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

We are required to submit detailed financial and operating reports to the Commission. If the Commission determines that we are in violation of any gaming laws, our gaming licenses can be limited, conditioned, suspended, or revoked. In addition, the Company, our licensed gaming subsidiaries, and any persons involved may be subject to substantial fines for each separate violation of the gaming laws at the discretion of the Commission. The Commission also has the power to appoint a supervisor to operate our gaming properties and, under certain circumstances, earnings generated during the supervisor’s appointment could be forfeited to the State of Nevada. The limitation, conditioning, or suspension of our gaming licenses or the appointment of a supervisor could (and revocation of our gaming licenses would) materially and adversely affect our gaming operations.

The Commission may require any beneficial holder of our voting securities, regardless of the number of shares owned, to file an application, be investigated, and be found suitable, in which case the applicant would be required to pay the costs and fees of the GCB investigation. If the beneficial holder of voting securities who must be found suitable is a corporation, partnership, or trust, it must submit detailed business and financial information including a list of beneficial owners. Any person who acquires more than 5% of the Company’s voting securities must report this to the Commission. Any person who becomes a beneficial owner of more than 10% of our voting securities must apply for a finding of suitability within 30 days after the Chairman of the GCB mails the written notice requiring this finding of suitability.

Under certain circumstances, an institutional investor, as this term is defined in the Nevada gaming regulations, acquiring more than 10% but not more than 25% of our voting securities, may apply to the Commission for a waiver of these finding of suitability requirements, provided the institutional investor holds the voting securities for investment purposes only. An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of its business.

Our voting securities must not be acquired for the purpose of causing, directly or indirectly,

(i)	the election of a majority of our board of directors,

(ii)	any change in our corporate charter, bylaws, management, policies or operations, or

(iii)	any other action the Commission finds to be inconsistent with holding our voting securities for investment purposes only.

The Commission considers voting on all matters voted on by stockholders and the making of financial and other informational inquiries of the type normally made by securities analysts, to be consistent with investment intent.

The Commission has the power to investigate any person who holds our debt or equity securities. The Clark County Liquor and Gaming Licensing Board, with jurisdiction over gaming in the Las Vegas area, may similarly require a finding of suitability of a security holder. The applicant stockholder is required to pay all costs of such investigation. Our bylaws provide for us to pay these costs that are related to our officers, directors or employees. Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Commission or the Chairman of the GCB may be found unsuitable. The same restrictions apply to a record owner who fails to identify the beneficial owner, if requested to do so. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of our common stock beyond such period of time as may be prescribed by the Commission may be guilty of a criminal offense.

We are subject to disciplinary action and possible loss of our approvals if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or any of our licensed gaming subsidiaries, we:

(i)	pay that person any dividend or interest upon our voting securities,

(ii)	allow that person to exercise, directly or indirectly, any voting right conferred through securities held by that person,

(iii)	give remuneration in any form to that person, for services rendered or otherwise, or

(iv)	fail to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities for cash at fair market value.

Additionally, the Clark County authorities have taken the position that they have the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming licensee.

The Commission may, in its discretion, require the holder of our debt securities to file an application, be investigated and be found suitable to own any of our debt securities. If the Commission determines that a person is unsuitable to own any of these securities, then pursuant to the Nevada gaming laws, we can be sanctioned, including the loss of our approvals, if without prior Commission approval, we:

(i)	pay to the unsuitable person any dividend, interest, or any distribution whatsoever;

(ii)	recognize any voting right by such unsuitable person in connection with such securities;

(iii)	pay the unsuitable person remuneration in any form; or

(iv)	make any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

We are required to maintain a current stock ledger in Nevada, subject to examination by the Commission at any time. If any of our securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. The Commission has the power at any time to require our stock certificates to bear a legend indicating that the securities are subject to the Nevada gaming laws and the regulations of the Commission. To date, the Commission has not imposed this requirement on us.

We may not make a public offering of our securities without the prior approval of the Commission if the securities or their proceeds are intended to be used to construct, acquire, or finance gaming facilities in Nevada, or retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a finding, recommendation, or approval by the Commission or the GCB as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful.

In July 2009, the Commission granted us prior approval to make public offerings for a period of two years, subject to certain conditions (referred to as a shelf approval). The chairman of the GCB may rescind the shelf approval for good cause without prior notice upon the issuance of an interlocutory stop order. The shelf approval does not constitute a finding, recommendation, or approval by the Commission or the GCB as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered. Any representation to the contrary is unlawful.

Changes in control of the Company through merger, consolidation, acquisition of assets or stock, management or consulting agreements, or any form of takeover cannot occur without the prior investigation of the GCB and approval of the Commission. Entities seeking to acquire control of us must satisfy the GCB and the Commission in a variety of stringent standards prior to assuming control. The Commission may also require controlling stockholders, officers, directors, and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated, and licensed as part of the approval process relating to the transaction.

The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities, and other corporate defense tactics that affect Nevada gaming licensees, and publicly traded corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Commission has established a regulatory scheme to guard against the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to:

(i)	assure the financial stability of corporate gaming operators and their affiliates

(ii)	preserve the beneficial aspects of conducting business in the corporate form, and

(iii)	promote a neutral environment for the orderly governance of corporate affairs.

Approvals are, in certain circumstances, required from the Commission before we can make exceptional repurchases of voting securities above their current market price and before a corporate acquisition opposed by management can be consummated. Nevada’s gaming laws and regulations also require prior approval by the Commission if we were to adopt a plan of recapitalization proposed by our board of directors in opposition to a tender offer made directly to our stockholders for the purpose of acquiring control of us.

License fees and taxes are imposed by the Nevada gaming authorities and are payable either quarterly or annually. The fees and taxes are computed in various ways depending on the type of activity involved by our subsidiaries and the cities and counties where our subsidiaries conduct operations. Annual fees are payable to the GCB to renew our licenses as a manufacturer, distributor, and operator of a slot machine route. Nevada law also requires persons providing gaming devices in Nevada to casino customers on a revenue participation basis to pay their proportionate share of the taxes imposed on gaming revenues generated by the participation gaming devices.

Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively referred to as licensees), and who proposes to participate in the conduct of gaming operations outside of Nevada is required to deposit with the GCB, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the GCB of the licensee’s participation in foreign gaming. This revolving fund is subject to increase or decrease at the discretion of the Commission. As a licensee, we are required to comply with certain reporting requirements imposed by the Nevada laws. We are also subject to disciplinary action by the Commission if we knowingly violate any laws of the foreign jurisdiction pertaining to our foreign gaming operation, fail to conduct our foreign gaming operations in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the grounds of personal unsuitability.

Federal Registration

The Gambling Devices Act of 1962 makes it unlawful for a person to manufacture, transport, or receive gaming devices, or components across interstate lines unless that person has first registered with the Attorney General of the US Department of Justice. This act also imposes gambling device identification and record keeping requirements. Violation of this act may result in seizure and forfeiture of the equipment, as well as other penalties. As an entity involved in the manufacture and transportation of gaming devices, IGT is required to register annually.

Native America

Federal law, tribal-state compacts, and tribal gaming regulations govern gaming on Native American lands. The Indian Gaming Regulatory Act of 1988 provides the framework for federal and state control over all gaming on Native American lands and is administered by the National Indian Gaming Commission and the Secretary of the US Department of the Interior. The commission has authority to issue regulations governing tribal gaming activities, approve tribal ordinances for regulating gaming, approve management agreements for gaming facilities, conduct investigations and monitor tribal gaming generally. The act is subject to interpretation by the commission and may be subject to judicial and legislative clarification or amendment.

The act requires that the tribe and the state enter into a written agreement, a tribal-state compact, which governs the terms of the gaming activities. Tribal-state compacts vary from state to state and in many cases require equipment manufacturers and/or distributors to meet ongoing registration and licensing requirements. In addition, many Native American tribes, to regulate gaming-related activity on Indian lands, have established tribal gaming commissions. Indian tribes are sovereign in their own government systems, with primary regulatory authority over gaming on land within the tribes’ jurisdictions.

International

Certain foreign countries permit the importation, sale, and operation of gaming equipment in casino and non-casino environments. Some countries prohibit or restrict the payout feature of the traditional slot machine or limit the operation and the number of slot machines to a controlled number of casinos or casino-like locations. Each gaming machine must comply with the individual country’s regulations. Certain jurisdictions do not require the licensing of gaming machine operators and manufacturers.

Internet

With the acquisition of WagerWorks in August 2005, we provide online gaming content and services for certain jurisdictions. We provide online casino software and services from Alderney in the British Channel Islands, which has a substantial regulatory structure for internet based wagering under the Alderney Gambling Control Commission. Recognizing the legal uncertainties and legislative initiatives regarding online gaming in the US, we do not accept any wagers from US. We have extensive operational control structures for regulatory compliance encompassing software and game development, computer operations, consumer cash handling, and identity checking.

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